Exhibit 10.2

April 24, 2014

RMC Mortgage Corporation

8660 E. Hartford Drive, Suite 200A

Scottsdale, AZ 85255

Ladies/Gentlemen:

This letter constitutes an agreement by and between COMERICA BANK, a Texas banking association (herein called “Bank”), and RMC MORTGAGE CORPORATION, a California corporation (herein called “Company”), pertaining to certain loans and other credit which Bank has made and/or may from time to time hereafter make available to Company.

In consideration of all present and future loans, advances and other credit from time to time made available by Bank to or in favor of Company, and in consideration of all present and future Liabilities of Company to Bank, Company represents, warrants, covenants and agrees as follows:

1.            (a)          As used in this Agreement, the following terms shall have the following respective meanings:

“Advance Account” shall mean account no. 1894850674 in the name of Company with Bank, into which advances of the Line of Credit are made, which advances are to be used by Company to originate or purchase Pledged Mortgage Loans in accordance with this Agreement, together with any replacement or successor account thereto.

“Affiliate” shall mean, when used with respect to any Person, any other Person, or group acting in concert in respect of such Person, that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Letter Agreement, as the same may be amended from time to time.

“Applicable Advance Rate” shall mean the following:

(a)          With respect to a Conforming Mortgage Loan, ninety eight percent (98%); and

(b)          With respect to a Jumbo Loan, ninety six percent (96%).

“Authorized Agent” shall mean (a) each Person who has been authorized by a resolution of the Company (i) to negotiate and procure loans and other credit or financial accommodations from the Bank for or on behalf of the Company, (ii) to give security for any liabilities of the

Company to the Bank, (iii) to execute and deliver in form and content as may be required by the Bank any and all Loan Documents, and/or (iv) to pay the proceeds of any such loans, advances or discounts as directed by the Person so authorized to sign, (b) each employee, agent, third party vendor or other Person named under documentation or Electronic Transmissions furnished by Company or any Authorized Agent to Bank from time to time in a manner determined by and acceptable to Bank, as being authorized to give telephone or Electronic Transmissions to Bank with respect to the Line of Credit, the Collateral or otherwise in connection with this Agreement or any of the other Loan Documents, including, but not limited to, telephone or Electronic Transmissions under Sections 2(b) and 2(c) hereof, regardless of whether such Person has been expressly authorized by a resolution of the Company (or otherwise authorized by the Company) to give such telephone or Electronic Transmissions to Bank for or on behalf of the Company, and (c) each Person who represents or purports to be, or makes a telephone or Electronic Transmission as, one of the Persons described in paragraph (a) or (b) above.

“Best Efforts Commitment” shall mean a so-called “best efforts” written commitment or agreement from an investor acceptable to Bank, to purchase from the Company within a specified time period one or more specific Mortgage Loans, under which commitment the Company has the right, but is not obligated, to sell such Mortgage Loan(s).

“Borrowing Base” means, as of any applicable date of determination, and without duplication:

(a)          For Pledged Conforming Mortgage Loans, the lesser of (i) the Collateral Value of all such Mortgage Loans, or (ii) one hundred percent (100%) of the Maximum Line Amount, plus

(b)          For Pledged Jumbo Loans, the lesser of (i) the Collateral Value of all such Mortgage Loans, or (ii) twenty percent (20%) of the Maximum Line Amount,

provided, however, (i) the aggregate principal amount of all Wet Funded Loans included in the Borrowing Base shall at no time exceed the lesser of (A) the Collateral Value of all such Mortgage Loans, or (B) for the first five (5) and last five (5) Business Days of each month, fifty percent (50%) of the Maximum Line Amount, and thirty-five percent (35%) of the Maximum Line Amount at all other times, (ii) the Borrowing Base shall in no event include any Mortgage Loan with respect to which the draft or wire request has not been honored or funded by Bank for any reason, and (iii) the Borrowing Base shall in no event exceed the Maximum Line Amount.

“Business Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange) in Detroit, Michigan.

“Capital Expenditure” shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of Company, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of Company thereunder would be required by generally accepted accounting principles to be capitalized and shown as liabilities on the balance sheet of Company.

“Cash and Cash Equivalents” shall mean all cash and cash equivalents acceptable to Bank as Bank shall determine from time to time in its sole discretion, which cash and cash equivalents are held at Bank, and are unencumbered by any security interest or lien other than in favor of Bank.

“Cash and Cash Equivalents Collateral” shall mean any Cash and Cash Equivalents of Company or any Guarantor held at Bank, and with respect to which Company or such Guarantor has granted Bank and Bank has a first priority, perfected, exclusive security interest in and lien on such Cash and Cash Equivalents to secure the Liabilities, under security agreement(s), account control agreement(s), guaranty(ies) and other documents acceptable to Bank in its sole discretion.

“Cash Collateral Account” shall mean account no. 1894850690 in the name of Company with Bank, being the “Cash Collateral Account” as defined in the Security Agreement, into which the proceeds of any sale or other disposition of the Collateral shall be paid, together with any replacement or successor account thereto.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of Bank is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents or otherwise, and shall include, without limitation, all “Collateral” as defined in the Security Agreement and all Cash and Cash Equivalents Collateral, if any.

“Collateral Value” shall mean, with respect to any applicable Mortgage Loan:

(a)          With respect to any Mortgage Loan other than a Wet Funded Loan, the Applicable Advance Rate for such Mortgage Loan of the least of (i) the outstanding principal amount of such Mortgage Loan, (ii) the cost to purchase such Mortgage Loan, if applicable, or (iii) the Committed Purchase Price for such Mortgage Loan; and

(b)          With respect to a Wet Funded Loan, the Collateral Value of the underlying Mortgage Loan with respect thereto.

“Committed Purchase Price” shall mean, with respect to any Pledged Mortgage Loan, the purchase price for such Mortgage Loan under the Take-Out Commitment for such Mortgage Loan.

“Compliance Certificate” shall mean the Compliance Certificate in the form attached as Exhibit A hereto, with blanks completed, supplementary materials attached, and duly executed by an authorized officer of Company.

“Conforming Mortgage Loan” shall mean an Eligible Mortgage Loan with respect to which each of the following statements shall be accurate and complete (and Company by including such Mortgage Loan in any computation of the Borrowing Base shall be deemed to so represent and warrant to the Bank as of the date of such computation):

(a)          if such Mortgage Loan is a Conventional Mortgage Loan, such Mortgage Loan is underwritten in conformity with the underwriting standards of FNMA or FHLMC in effect at the time of such underwriting, and is otherwise eligible for inclusion in a pool supporting a FNMA or FHLMC mortgage-backed security;

(b)         if such Mortgage Loan is not a Conventional Mortgage Loan, such Mortgage Loan is (i) guaranteed or insured by FHA and/or VA (or a binding commitment to issue such guaranty or insurance is in effect with respect thereto), or (ii) a Housing Authority Loan; and

(c)          the obligor on such Mortgage Loan has a FICO Score of not less than 620.

“Conventional Mortgage Loan” shall mean a Mortgage Loan which meets all underwriting guidelines of FNMA or FHLMC for purchase at the time made.

“Debt” shall mean with respect to any Person as of any date of determination all items of indebtedness, obligation or liability of that Person, whether matured or unmatured, liquidated or unliquidated direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

“Debt-to-Tangible Net Worth Ratio” shall mean, as of any applicable time of determination thereof, the ratio of (i) the total Debt of Company at such time, as determined in accordance with GAAP, to (ii) the Tangible Net Worth of Company at such time.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement by and among the Company, the Bank, MERS and MERSCORP, in form acceptable to Bank in its sole discretion.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, facsimile transmission or e-fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Mortgage Loan” means a Mortgage Loan (including a Wet Funded Loan) with respect to which each of the following statements shall be accurate and complete (and Company, by including such Mortgage Loan in any computation of the Borrowing Base, shall be deemed to so represent and warrant to Bank as of the date of such computation):

(a)          Such Mortgage Loan is a binding and valid obligation of the obligor thereon, in full force and effect and enforceable in accordance with its terms.

(b)          Such Mortgage Loan is genuine in all respects as appearing on its face and as represented in the books and records of Company and all information set forth therein is true and correct.

(c)          Such Mortgage Loan is free of any default of any party thereto (including Company), other than as expressly permitted pursuant to subparagraph (d) below, counterclaims, offsets and defenses and from any rescission, cancellation or avoidance, and all right thereof, whether by operation of law or otherwise.

(d)          No payment under such Mortgage Loan is more than thirty (30) days past due the payment due date set forth in the underlying Mortgage Note and Mortgage.

(e)          Such Mortgage Loan contains the entire agreement of the parties thereto with respect to the subject matter thereof, has not been modified or amended in any respect and is free of concessions or understandings with the obligor thereon of any kind not expressed in writing therein.

(f)          Such Mortgage Loan complies with all applicable federal, state and local laws, rules and regulations governing the same, including, without limitation, the federal Consumer Credit Protection Act and the regulations promulgated thereunder, all applicable usury laws and restrictions, and all applicable predatory and abusing lending laws. All notices, disclosures and other statements or information required by applicable federal, state and local law, rule or regulation to be given, and any other act required by applicable federal, state or local law, rule or regulation to be performed, in connection with said Mortgage Loan, have been given and performed as required. Said Mortgage Loan is not “high cost”, “high rate”, “high fee” or “predatory” as defined by any applicable federal, state or local predatory or abusive lending laws.

(g)          All advance payments and other deposits required to be paid on such Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Company to the obligor and there have been no prepayments on account of such Mortgage Loan.

(h)          At all times such Mortgage Loan will be free and clear of all liens, except in favor of Bank.

(i)           The property and improvements covered by such Mortgage Loan are insured against loss or damage by fire, flood (when required by the investor) and all other hazards normally included within standard extended coverage in accordance with the provisions of such Mortgage Loan with Company named as a mortgagee under a standard mortgagee endorsement and loss payee thereon.

(j)           The property covered by such Mortgage Loan is free and clear of all liens, encumbrances, easements or restrictions, except (i) such Mortgage Loan, (ii) liens for taxes, not yet due and payable, special assessments or similar governmental charges not yet due and payable or still subject to payment without interest or penalty, (iii) zoning restrictions, utility easements, covenants, or conditions and restrictions of record, which shall neither defeat nor render invalid such lien or the priority thereof, nor materially impair the marketability or value of such real estate, nor be violated by the existing improvements or the intended use thereof, (iv) subordinate liens, and (v) such other liens as may have been approved in writing by Bank.

(k)          Such Mortgage Loan is covered by a Hedge Agreement satisfactory to Bank.

(l)           The date of the underlying Mortgage Note is no earlier than thirty (30) days prior to the date such Mortgage Loan is first included in the Borrowing Base.

(m)        The improvements on the property consist of a completed one-to-four unit single family residence, including but not limited to a condominium, planned unit development or townhouse but excluding in any event a co-op.

(n)         There has been delivered to Bank the Required Documents or the Wet Funded Required Documents.

(o)          The servicing rights relating to such Mortgage Loan are not subject to any lien, claim, interest or negative pledge in favor of any person other than Bank.

(p)          Such Mortgage Loan has not been included in the Borrowing Base (whether as a Wet Funded Loan or otherwise) for more than the applicable Warehouse Period.

(q)          Such Mortgage Loan has not previously been included in the Borrowing Base (except as a Wet Funded Loan, if applicable).

(r)           If an appraisal is required by the Take-Out Commitment for such Mortgage Loan, such appraisal satisfies the requirements for such Take-Out Commitment.

(s)           If the Mortgage Loan has been sent to an investor, not more than forty-five (45) days have elapsed from the date of delivery, unless the Mortgage Loan has been returned to Bank.

(t)           If the Mortgage Note or any other Required Document has been released to Company, not more than twenty (20) days shall have elapsed from the date of delivery to Company.

(u)          The Mortgage Note with respect thereto matures not more than thirty (30) years from the date of such Mortgage Note.

(v)          Said Mortgage Loan has been fully funded and the obligor is not entitled to any further advances under the Mortgage Note with respect thereto.

(w)         Such Mortgage Loan shall comply with all of the terms, conditions and requirements of this Agreement, including without limitation, Section 6(n) hereof.

(x)          Bank shall not have notified Company that such Mortgage Loan is, for any reason in Bank’s sole determination, ineligible.

“Environmental Laws” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to hazardous or toxic materials, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called “superfund” or “superlien” law pertaining to hazardous or toxic materials on or about any property at any time owned, leased or otherwise used by Company, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Equity Interest” shall mean, with respect to any Person, (i) all of the shares of capital stock of (or other ownership or profit interests in) such Person, (ii) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“E-System” shall mean any electronic system and any other internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Bank, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” shall mean the occurrence or existence of any of the conditions or events set forth in Section 8 of this Agreement.

“FHA” means the Federal Housing Administration and any successor thereto or to the functions thereof.

“FHLMC” means the Federal Home Loan Mortgage Corporation and any successor thereto or to the functions thereof.

“FICO Score” shall mean the Fair Isaac & Company or similar computer analytical objective scoring model ascertaining a borrower’s credit reputation based on a scale of 350-900, the lower the number, the greater the probability of default.

“FNMA” means the Federal National Mortgage Association and any successor thereto or to the functions thereof.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“GNMA” means the Government National Mortgage Association and any successor thereto or to the functions thereof.

“Guarantors” shall mean any Person acceptable to Bank who in the future executes a Guaranty, and “Guarantor” shall mean any one of them.

“Guaranty” shall mean a guaranty in form and substance satisfactory to Bank pursuant to which a Guarantor guaranties payment of all or any portion of the Liabilities.

“Hazardous Materials” shall mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), or in any other Environmental Law.

“Hedge Agreement” means an agreement or other arrangement (including, without limitation, an interest rate swap agreement, interest rate cap agreement or forward sales agreement) entered into by Company in the ordinary course its business to protect itself against changes in interest rates or the market value of assets.

“Housing Authority Loan” shall mean a Mortgage Loan which is covered by a Take-Out Commitment from a state housing authority under a government bond loan program.

“HUD” means the Department of Housing and Urban Development and any successor thereto or to the functions thereof.

“Jumbo Loan” means an Eligible Mortgage Loan with respect to which each of the following statements shall be accurate and complete (and Company by including such Mortgage Loan in any computation of the Borrowing Base shall be deemed to so represent and warrant to the Bank as of the date of such computation):

(a)          such Eligible Mortgage Loan would be a Conforming Mortgage Loan except that it does not meet FNMA or FHLMC underwriting guidelines with respect to the maximum principal amount of the Mortgage Loan, but which has a maximum principal amount of not more than $1,000,000 unless approved in writing by Bank; and

(b)          the obligor on such Mortgage Loan has a FICO Score of not less than 680.

“Liabilities” shall mean all present and future liabilities, obligations and indebtedness of Company to Bank, howsoever created, existing, evidenced or arising, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing or arising, whether due or to become due, and all amendments, restatements, extensions and/or renewals thereof.

“Line of Credit” shall mean the revolving mortgage warehousing line of credit made available by Bank to Company evidenced by the Line Note.

“Line Note” shall mean the Master Revolving Note dated of even date herewith made by Company in favor of Bank in the face amount of $50,000,000, as it may be amended, renewed, extended, substituted or replaced from time to time, whether in greater or lesser amount.

“Liquidity” shall mean, as of any applicable date of determination, the sum of (a) Unencumbered Cash and Cash Equivalents of the Company on such date of determination, plus (b) Unused Line Availability on such date of determination.

“Loan Documents” shall mean all notes, instruments, documents, guarantees and agreements at any time evidencing, governing, securing or otherwise relating to any of the Liabilities, including without limitation, this Agreement, the Line Note, the Security Agreement, the Guaranties, any Subordination Agreements, the Electronic Tracking Agreement and any security agreement(s), account control agreement(s), guaranty(ies) and other documents executed in connection with any Cash and Cash Equivalents Collateral, if any, and any other agreements granting Bank a security interest in or lien on any of the Collateral.

“Mandatory Commitment” shall mean a so-called “mandatory” written commitment from an investor acceptable to Bank to purchase from the Company one or more Mortgage Loans meeting certain specified criteria, under which commitment the Company is obligated to sell such Mortgage Loan(s).

“Material Adverse Effect” shall mean any material adverse change in or material effect upon (i) the business, operations, condition (financial or otherwise), performance or properties of Company or any Guarantor, or (ii) the ability of Company or any Guarantor to pay and perform their respective obligations under this Agreement or the other Loan Documents or otherwise in respect of any of the Liabilities, or (iii) the enforceability of this Agreement or any of the other Loan Documents.

“Maximum Line Amount” shall mean Fifty Million and 00/100 Dollars ($50,000,000).

“MERS” shall mean Mortgage Electronic Registration Systems, Inc.

“MERSCORP” shall mean MERSCORP Holdings, Inc.

“MERS Loan” shall mean any Mortgage Loan made by the Company that is secured by a MERS Mortgage.

“MERS Member” shall mean any entity which is a member of MERS, in good standing and in compliance with all rules, regulations, procedures and requirements set forth by MERS, including, but not limited to the payment of membership dues.

“MERS Mortgage” shall mean any Mortgage registered by the Company on the MERS System.

“MERS System” shall mean the Mortgage Electronic Registration System established by MERS.

“Mortgage” means a mortgage or a deed of trust on real estate, and securing a Mortgage Loan and also creating a valid first lien on the fee simple title to real estate referred therein.

“Mortgage Loan” means a loan evidenced by a Mortgage Note and secured by a Mortgage encumbering a fee simple interest in a residential parcel of real property on which is situated a one to four unit single family residence, together with all improvements thereon, located in the United States.

“Mortgage Note” means a valid and binding note, bond or other evidence of indebtedness evidencing a Mortgage Loan and secured by a Mortgage, which (a) was executed by a bona fide third person who had capacity to contract, (b) matures 30 years or less from the date thereof, and (c) complies with any other terms as may be required in writing in advance of the closing date by Bank from time to time.

“Mortgage Servicing Rights” shall mean, with respect to the Company’s Servicing Portfolio, the Company’s servicing rights with respect thereto.

“Net Income” shall mean the net income (or loss) of Company for any period determined in accordance with GAAP.

“Operating Account” shall mean account no. 1894850666 in the name of Company with Bank, being Company’s general operating account with Bank, together with any replacement or successor account thereto.

“Parent” shall mean The Ryland Group, Inc.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Encumbrances” is defined in Section 7(d).

“Person” or “person” shall mean any individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, a government, or any agency or political subdivision thereof, or any other entity of any kind.

“Pledged” means, with respect to any Mortgage Loan which is eligible for inclusion in the Borrowing Base, that (a) such Mortgage Loan was originated or acquired with the proceeds of an advance of the Line of Credit hereunder, whether or not such advance remains outstanding, (b) the Bank holds a first priority perfected exclusive security interest in and lien on such Mortgage Loan, and (c) the Required Documents or Wet Funded Required Documents, as applicable, have been delivered to Bank.

“Required Documents” means, for any applicable Mortgage Loan, all of the following, in form and substance satisfactory to Bank:

(a)          a request for advance in form and substance satisfactory to Bank;

(b)                              the original Mortgage Note endorsed by Company in blank (including all interim endorsements, if applicable);

(c)                               a copy of the Mortgage;

(d)                             (i) an original executed assignment of the Mortgage in recordable form to Bank, or (ii) a MERS assignment of the Mortgage securing the Mortgage Note by the Company, in the format as may be prescribed by MERS from time to time, executed by MERS, as nominee of the Company, in recordable form in blank, or (iii) where the Bank, the Company and MERS have executed an Electronic Tracking Agreement, evidence in form and substance satisfactory to the Bank, of (A) all assignments of the Mortgage Loan to such Company (including all intervening assignments), and (B) the designation of the Bank as the “Warehouse/Gestation Lender” in the Associated Member category for the subject Mortgage, all of which occurred on the MERS System. If appropriate filing and recording information regarding such Mortgage, including the MERS Identification Number (“MIN”), has not been inserted into the assignment and the Bank has determined that such information is necessary to perfect its security interest in such Mortgage and the Mortgage Loan secured thereby, the Company shall promptly provide such information to the Bank when available and hereby authorizes the Bank to insert such information as appropriate (whether or not such information is supplied to the Bank by the Company); provided, however, the Bank shall not have any obligation to insert such information, and may require the missing information to be completed by the Company;

(e)                               a first lien letter insuring the Mortgage Loan to be a first lien on the property, from a Person unaffiliated with Company or any guarantor of the Liabilities, or, if a first lien letter is not available, a title policy or commitment from a title company unaffiliated with Company or any guarantor of the Liabilities;

(f)                                copies of all interim assignments of the Mortgage;

(g)                              a copy of the Best Efforts Commitment, if applicable; and

(h)                              any other loan documents required by Bank from time to time.

“Security Agreement” shall mean the Security Agreement made by Company to Bank dated of even date herewith, as it may be amended from time to time.

“Servicing Portfolio” shall mean, as of any applicable date of determination, the portfolio of Mortgage Loans with respect to which Company has direct servicing rights.

“Subordination Agreement” shall mean a subordination agreement by any creditor of Company executed and delivered unto, and acceptable to, Bank, subordinating Debt of the Company to such creditor in priority of payment to the Liabilities.

“Subordinated Debt” shall mean any Debt of Company which is expressly subordinated in priority of payment to the Liabilities, in each case, pursuant to the terms of a Subordination Agreement.

“Subsidiary(ies)” shall mean, in respect of any Person, any corporation, association, joint stock company, limited liability company, partnership (whether general, limited or both), or business trust (in any case, whether now existing or hereafter organized or acquired), of which more than fifty percent (50%) of the outstanding voting stock or other ownership interest is owned either directly or indirectly by such Person and/or one or more of its Subsidiaries, or the management of which is otherwise controlled either directly or indirectly by such Person and/or one or more of its Subsidiaries.

“Take-Out Commitment” shall mean a Mandatory Commitment or a Best Efforts Commitment.

“Tangible Net Worth” shall mean, as of any applicable time of determination, the excess of (i) the net book value of the assets of Company at such time (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and any other assets which may be deemed intangible assets by Bank), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), minus loans, advances and extensions of credit to, and notes and accounts receivable due from, officers, stockholders, employees, directors, members, managers, Affiliates (including, but not limited to, Parent) or other related Persons, minus subscribed stock, minus investments in Affiliates (including, but not limited to, Parent), minus loans held for investment and the value of any property acquired by Company by foreclosure or deed in lieu of foreclosure, minus the net book value of Mortgage Servicing Rights, plus the value, as determined by Bank in its sole discretion (and, in determining such value, Bank may discount such value by margins as Bank shall determine from time to time in its sole discretion), of all Cash and Cash Equivalents Collateral pledged by any Guarantor to Bank, if any, plus Subordinated Debt, if any, plus loan loss reserves for Mortgage Loans held for investment and any property acquired by Company by foreclosure or deed in lieu of foreclosure not to exceed the amount of such loans and property, over (ii) the sum of the total Debt of Company at such time, all as determined in accordance with GAAP.

“Unencumbered Cash and Cash Equivalents” shall mean, as of any date of determination, the sum of all of the following which are not subject to any pledge, security interest, lien, mortgage, hypothecation, right of setoff, restriction or other encumbrance (other than in favor of Bank): (a) all cash deposited in or credited any account in the name of Company, plus (b) the market value (as determined by Bank) of all cash equivalents of Company acceptable to Bank from time to time in its sole discretion.

“Unused Line Availability” shall mean, as of any applicable date of determination, the amount, if any, by which the Borrowing Base on such date of determination exceeds the outstanding principal amount of the Line Note on such date of determination.

“Unused Portion of the Line” shall mean, as of any applicable quarter, the amount by which the average daily balance of principal outstanding on the Line of Credit for such quarter is less than the Maximum Line Amount.

“VA” means the Veterans Administration and any successor thereto or to the functions thereof.

“Warehouse Period” shall mean (a) with respect to a Conforming Mortgage Loan which is not a Wet Funded Loan, ninety (90) days, (b) with respect to a Jumbo Loan which is not a Wet Funded Loan, sixty (60) days, and (c) with respect to a Pledged Mortgage Loan which is a Wet Funded Loan, seven (7) Business Days.

“Wet Funded Loan” means a Conforming Mortgage Loan or a Jumbo Loan with respect to which the Required Documents have not been delivered to Bank.

“Wet Funded Required Documents” means a request for wet funded advance and security agreement and a wire request, each in form and substance satisfactory to Bank.

(b)          Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

2.            (a)          Each loan, advance or other extension of credit made by Bank to or otherwise in favor of Company shall be evidenced by and subject to a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Company unto Bank.  The funding and disbursement of any loan or advance, and the extension of any other credit, to or in favor of Company shall be subject to the execution and/or delivery unto Bank of such Loan Documents as Bank may require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank, and its counsel, may from time to time require. Without limiting the foregoing, no advance of the Line of Credit shall be made unless all of the following conditions have been satisfied in Bank’s sole determination: (i) the Company shall have furnished to Bank a request for advance in form and detail and supported by documents and information satisfactory to Bank, not later than 3:30 p.m. Detroit, Michigan time on the date on which such advance is requested to be made; (ii) no Event of Default or Default shall exist or result from the requested advance; (iii) prior to and after making such advance, the Company shall be in full compliance with all conditions and provisions of this Agreement, the Line Note and all other Loan Documents, and all related instruments and documents; (iv) no Material Adverse Effect shall have occurred since the date of this Agreement; (v) the representations and warranties contained in Section 5 of this Agreement and in any of the other Loan Documents shall be true and correct on the date of such advance with the same force and effect as though made on and as of that date; and (vi) all other conditions precedent to advances under this Agreement, the Line Note and the other Loan Documents shall have been satisfied in Bank’s sole determination.  Nothing in this Section or elsewhere in this Agreement shall obligate Bank to make any advances of the Line of Credit.

(b)          Bank will lend upon the telephone or Electronic Transmission request of any Authorized Agent, and Company hereby authorizes Bank to disburse advances on the Line of

Credit pursuant to such telephone or Electronic Transmissions. Each telephone or Electronic Transmission request for an advance of the Line of Credit from an Authorized Agent shall constitute a certification of the matters stated or set forth in such telephone or Electronic Transmission and that all conditions to advances set forth in Section 2(a) hereof have been satisfied.

(c)          Authorized Agents may from time to time take any or all of the following actions by telephone or Electronic Transmission given or made to Bank: (i) request advances of the Line of Credit from Bank and provide information to Bank with respect to such advances from time to time, (ii) execute and deliver to Bank documents, instruments and agreements for the purpose of pledging, assigning, and granting Bank a continuing security interest and lien in and on Mortgage Loans and other Collateral, (iii) request that Bank deliver Mortgage Loans and other Collateral to investors and others for sale, securitization or other disposition from time to time, (iv) provide Bank with instructions for the allocation, application, distribution or other disposition of Mortgage Loans, proceeds thereof, and other Collateral from time to time, including, but not limited to, repayment of any Liabilities, and (v) give other Electronic Transmissions to Bank from time to time with respect to the Line of Credit, the Collateral and the Loan Documents.

(d)          Company expressly acknowledges and agrees that (i) Bank is authorized to lend, repay the Liabilities and take other actions under this Agreement and the other Loan Documents in reliance on any telephone or Electronic Transmissions of an Authorized Agent, (ii) the procedure permitting requests for advances and repayments and requests for the taking of other actions by an Authorized Agent based on a telephone or Electronic Transmission is for the convenience of the Company, is not necessarily secure and there are risks associated with such use, including risks of interception, disclosure and abuse, and Company assumes and accepts such risks; and (iii) all risks involved in the use of this procedure, including, but not limited to, the risk that an Authorized Agent may not be authorized by Company to make such requests, shall be borne by the Company, including but not limited to all risk of loss resulting from advances made, Liabilities repaid and other actions taken by Bank upon any such telephone or Electronic Transmissions, and the Company expressly agrees to indemnify and hold Bank harmless therefor. Without limiting the foregoing, the Company expressly acknowledges and agrees that Bank shall have no duty to confirm the identify or authority of any Authorized Agent requesting an advance or repayment or other action by telephone or Electronic Transmission, and Company shall be obligated to assure that all Authorized Agents making requests for advances and repayments and requesting other actions by telephone or Electronic Transmission do in fact have the authority to do so for and on behalf of Company. Company shall remain fully responsible for any amounts outstanding under the Line Note if Company’s accounts with Bank are insufficient for the repayment of the Line Note. All requests for payments are to be against collected funds.

3.            (a)          Advances of the Line of Credit shall be used solely to originate or acquire Pledged Mortgage Loans or in the case of advances under Section 3(c) hereof, for the Company’s normal working capital purposes. The aggregate principal amount at any one time outstanding under the Line of Credit shall never exceed the Borrowing Base. Company shall immediately make all payments necessary to comply with this provision. In determining the Borrowing Base and the eligibility of any Mortgage Loan for inclusion therein, Bank may waive any of the limits set forth in the Borrowing Base definition and any of the requirements for eligibility set forth herein; provided, however, that any Mortgage Loan which is accepted by Bank under such a waiver shall cease to be included in the Borrowing Base upon notice of the retraction of such waiver given to Company by Bank unless at the time of giving of such notice the deficiency which originally required such waiver has been cured. Advances of the Line of Credit will only be funded if a draft is presented to Bank or Bank has received a wire request with the Required Documents or Wet Funded Required Documents.

(b)          Without limiting the requirements of Section 3(a) hereof, and unless earlier due (whether at maturity, by acceleration or otherwise), each advance of the Line of Credit to originate or acquire a Pledged Mortgage Loan shall be repaid in connection with the sale or other disposition of such Pledged Mortgage Loan as provided in Sections 3.1 through 3.5 of the Security Agreement.

(c)          Company may prepay principal outstanding under the Line of Credit at any time and from time to time without penalty or premium.  So long as no Event of Default or Default exists, such prepayments shall be applied by Bank to principal outstanding under the Line of Credit.  After an Event of Default or Default, such prepayments shall be applied to the Liabilities in such order and manner as the Bank shall determine. Such prepayments shall not entitle Company to the release of any Pledged Mortgage Loans and Bank shall continue to hold all Pledged Mortgage Loans as security for the Liabilities. Company may request re-advances of amounts prepaid subject to all of the terms and conditions for advances of the Line of Credit under this Agreement, the Note and the other Loan Documents.

4.            Company agrees to pay to Bank a Thirty and 00/100 Dollars ($30.00) case fee (a) for each Mortgage Loan which Company requests be included in the Borrowing Base and (b) for each instance, after the first instance, in which a Mortgage Note evidencing a Pledged Mortgage Loan is shipped to an investor for purchase. Such case fees shall be paid monthly. Company also agrees to pay to Bank an unused fee on the Unused Portion of the Line at a rate of one-fourth percent (1/4%) per annum, computed on the actual number of days elapsed using a year of 360 days. The unused fee shall be payable quarterly in arrears, commencing with the quarter ending June 30, 2014, within 10 days after the end of each calendar quarter, and on the maturity of the Line of Credit, whether by maturity, acceleration, termination or otherwise. All fees required under this Section shall be deemed fully earned upon receipt by Bank and shall not be refundable for any reason.

5.            Company hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Liabilities remain unpaid and outstanding:

(a)                               It is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other

Loan Documents to which Company is a party or by which it is otherwise bound, are within Company’s powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Company’s organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by  Company, or by which Company is otherwise bound, will be valid and binding and legally enforceable against Company in accordance with their terms.

(b)                            Except as set forth below, it, and any other business or organization to which it became the successor by merger, consolidation, acquisition or change in form, conducts business and operates under its exact legal name set forth on the signature page below (if left blank, then no exceptions):

RMC Mortgage Corporation conducts business in Texas under the DBA name Ryland Mortgage Corporation of Texas

(c)                             The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which Company is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Company, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the property or assets of Company, except to or in favor of Bank.

(d)                             No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Company or any of its officers, is threatened against Company, the outcome of which could result in a Material Adverse Effect.

(e)                               There are no security interests in, liens, mortgages, or other encumbrances on any of Company’s property or assets, except Permitted Encumbrances.

(f)                                There exists no Default or Event of Default under any of the Liabilities.

(g)                              The most recent financial statements with respect to Company delivered to Bank fairly present the financial condition of Company as of the date thereof and for the period(s) covered thereby in accordance with GAAP, and since December 31, 2013, there has been no material adverse change in the condition (financial or otherwise) of Company.

(h)                            Company has not used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by

Company or upon which Company has a place of business (collectively and severally the “Property”) in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect; and that, to the best of Company’s knowledge, no prior owner, occupant or operator of any of the Property, or any current or prior owner, occupant or operator thereof, has used any Hazardous Materials on or affecting the Property in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect.  Company has never received any notice of any violation of any Environmental Law(s), and to the best of Company’s knowledge, there have been no actions commenced or threatened by any party against Company or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could result in a Material Adverse Effect.

(i)        Company has no Subsidiaries, other than Ryland Insurance Services, Cornerstone Title Company, Ryland Title Company of Maryland and Cornerstone Title Insurance Company.

(j)                              Company is an FHLMC approved seller/servicer, a HUD direct endorsement lender, a VA automatic lender, and an FHA/VA approved lender, in each case, in good standing.

(k)                              Company is a Subsidiary of Parent.

6.            So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall:

(a)                             Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

(i)                                  as soon as available, and in any event not later than ninety (90) days after and as of the end of each fiscal year of Company, beginning with the fiscal year ending December 31, 2013, financial statements of Company for and as of the end of each such fiscal year, containing the balance sheets of Company as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows of Company for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared in accordance with GAAP, shall be in such detail as Bank may reasonably require, and shall be audited by independent certified public accountants of recognized standing selected by Company and acceptable to Bank;

(ii)                              as soon as available, and in any event not later than thirty (30) days after and as of the end of each month, financial statements of Company, containing the balance sheet of Company as of the end of each such month, statements of income and retained earning and a statement of cash flows for Company for such month and for the portion of the fiscal year of Company through the end of the month then ending, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared by Company in accordance with GAAP, and shall be certified as to accuracy and fairness by the chief executive officer or chief financial officer of Company;

(iii)                        simultaneous with the delivery to Bank of the respective financial statements required in sub-sections (i) and (ii) above, a Compliance Certificate certified by the chief executive officer or chief financial officer of Company, certifying that, as of the date thereof, to the best of each such person’s knowledge, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Company in respect thereof, and also certifying as to whether Company is in compliance with the financial covenants contained in Sections 6(f) through 6(j) of this Agreement (which certificate shall set forth, in reasonable detail, Company’s calculations and the resultant ratios or financial tests determined thereunder);

(iv)                          as soon as available, and in any event within thirty (30) days after and as of the end of each month, a loan closing detail report;

(v)                              as soon as available, and in any end within thirty (30) days after and as of the end of each month, a monthly secondary marketing report, and monthly detail of loans held for investment, REO and reserves;

(vi)                          as soon as available, and in any event within thirty (30) days after and as of the end of each monthly, a repurchase, settlement and indemnification report including amounts paid and pending claims;

(vii)                    within fifteen (15) days after receipt of each agency audit, including HUD, FNMA and FHMLC audits, a copy of such audit and, within fifteen (15) days of any response by Company thereto, a copy of such response;

(viii)      as soon as possible, and in any event within five (5) business days after becoming aware of the occurrence or existence of any Default or Event of Default, or of any other condition or occurrence which has had or could reasonably be expected to have a Material Adverse Effect, a written statement of the chief executive officer or chief financial officer of Company setting forth the details of such Default or Event of Default, or such other condition or occurrence, and the action which Company has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto; and

(ix)         promptly, at such times as Bank may reasonably require, in form and detail reasonably satisfactory to Bank, such other information and reports as may be required under the terms of any Loan Documents or as Bank may reasonably request from time to time.

(b)                              Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those financial statements to be delivered to Bank pursuant to Section 6(a) above) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals, to visit all of  Company’s offices and to make inquiries as to Company’s financial matters with its respective directors, officers, employees, and independent certified public accountants; and permit Bank, through Bank’s authorized attorneys, accountants and representatives, to inspect, audit and examine Company’s books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours.  Company shall reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Company and Bank.

(c)                               Keep its insurable properties (including, without limitation, any collateral at any time securing all or any part of the Liabilities) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under a “broad form property coverage” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Company, (ii) workers’ compensation insurance to the extent required by applicable law, (iii) public liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be satisfactory to Bank. Company will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank.  If Company fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and Company agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank.  Company hereby appoints Bank, or any employee or agent of Bank, as Company’s attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Bank, or any employee or agent of Bank, on behalf of Company, to adjust and compromise any loss under said insurance and to endorse any check or draft payable to Company in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Liabilities; provided, however, that Bank shall not be required hereunder so to act.

(d)                             Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Company and/or its property, except to the extent being contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank.  If Company fails to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and Company agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank.

(e)          Do or cause to be done all things necessary to preserve and keep in full force and effect Company’s corporate existence, rights, franchises, licenses and approvals, including without limitation, its status as a FNMA approved seller/servicer, HUD direct endorsement lender, a VA automatic lender, and an FHA/VA approved lender, in each case, in good standing, and comply with all applicable laws, including but not limited to the Secure and Fair Enforcement for Mortgage Licensing Act, 12 USC 5101-5116  (the “SAFE Act”), all state mortgage loan originator licensing acts and all other state laws mandated by the SAFE Act; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(f)                                Maintain at all times a Tangible Net Worth of not less than $10,000,000.

(g)                              Maintain at all times a Debt-to-Tangible Net Worth Ratio of not more than 12:1.

(h)                              Maintain at all times a Liquidity of not less than $5,000,000.

(i)                                  Maintain, as of the end of each month, commencing with the month ending April 30, 2014, Net Income of Company for the preceding twelve (12) month period then ending, as determined in accordance with GAAP, of not less than $1.00.

(j)                                  Maintain at all times cash pledged to Bank constituting a part of the Cash and Cash Equivalents Collateral, maintained in a cash collateral account at Bank separate from the Advance Account, Cash Collateral Account and Operating Account, over which cash collateral account Company shall have no access or control, in aggregate amount not less than one percent (1%) of the Maximum Line Amount.

(k)                              At all times meet the minimum funding requirements of ERISA with respect to Company’s employee benefit plans subject to ERISA; promptly after Company knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC or Company has instituted or will institute proceedings to terminate an employee pension plan, deliver to Bank a certificate of an authorized officer of Company setting forth details as to such event or proceedings and the action which Company proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Bank, furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Company not later than ten (10) days after such report has been so filed.  Company shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to Company.

(l)        Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could result in a Material Adverse Effect; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Company, or of any circumstance or condition which requires or may require a financial contribution by Company, or a clean-up, removal, remedial action or other response by or on behalf of Company under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Company for any violation or alleged violation of any Environmental Law(s) by Company.  Company hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by Company, or in any way related to any property owned or operated by Company, or due to any acts of Company, or any of its officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable, and Company shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

(m)                        Enforce payment and collection, at Company’s expense, of all such Mortgage Loans; make appropriate notations on its books of all assignments and pledges of Mortgage Loans to Bank in connection herewith; promptly notify Bank of any default under any such Mortgage Loan, or of the cancellation, revocation or termination of any Take-Out Commitment related thereto or of the refusal by an investor to purchase any such Mortgage Loan; and comply with and maintain in full force and effect all Take-Out Commitments with respect to such Mortgage Loans and subject to no liens, assignments or other interests (other than to Bank).

(n)                              The Bank and the Company hereby confirm the appointment of the Bank as collateral agent with respect to MERS Loans.  During any time during which the Company is using the MERS System, the Company shall (a) at all times, maintain its status as a MERS Member, (b) at all times, employ officers who have the authority, pursuant to a corporate resolution from MERS, to execute assignments of mortgage in the name of MERS in the event deregistration from the MERS System is necessary or desirable, (c) at all times remain in compliance with all terms and conditions of membership in MERS, including the MERSCORP, Inc. “Rules of Membership” most recently promulgated by MERSCORP, Inc., the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or MERSCORP, as each of the foregoing may be modified from time to time, including, but in no way limited to compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of mortgages, registration of mortgages on the MERS System, including registration of the interest of the Bank in such mortgages and membership requirements, (d) promptly, upon the request of the Bank, execute and deliver to the Bank an assignment of mortgage, in blank, with respect to any MERS Mortgage that the Bank determines shall be removed from the MERS System, (e) at all times maintain the Electronic Tracking Agreement in full force and effect, (f) immediately provide to Bank a copy of any notice received from MERS or MERSCORP pursuant to Section 4(a) of the Electronic Tracking Agreement, and (g) as soon as practical but in any event not later than seven (7) business days after any MERS Mortgage is funded from an advance of the Line of Credit, cause Bank (by its OrgID 1005205) to be designated as the “Warehouse/Gestation Lender” in the Associated Member category for such MERS Mortgage on the Registration Details Screen of the MERS System (and any MERS Mortgage not so designated within said period shall automatically cease to be an Eligible Mortgage Loan, anything in this Agreement to the contrary notwithstanding). The Company shall not de-register or attempt to de-register any mortgage from the MERS System unless the Company has complied with the requirements set forth in the Electronic Tracking Agreement and the requirements hereof and the other Loan Documents relating to a release of a Mortgage Loan. Company shall indemnify, defend (using counsel selected by Bank) and hold harmless Bank, its employees, agents, shareholders, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limit, attorney fees) of whatever kind arising out of or related to (i) Company’s failure to comply with or breach of the provisions of this paragraph or the Electronic Tracking Agreement, or (ii) the use by Company and Bank of the MERS System in connection with Mortgage Loans under or in connection with this Agreement.

(o)                            With respect to all Pledged Mortgage Loans, maintain at all times a Hedge Agreement with respect thereto acceptable to Bank.

7.            So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall not, without the prior written consent of Bank:

(a)                               Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) with respect to, any shares of its capital stock if an Event of Default or Default has occurred or exists or would result therefrom.

(b)                              Issue any additional shares of its capital stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing.

(c)                               Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

(d)                             Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):

(i)                                  liens, mortgages, security interests and encumbrances to or in favor of Bank;

(ii)                            liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

(iii)        liens, not delinquent, created by statute in connection with workers’ compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iv)        purchase money security interests to secure purchase money indebtedness of Company permitted under Section 7(e)(vii) of this Agreement, so long as such security interests arise or are created substantially contemporaneously with the purchase or acquisition by Company of the respective property or assets to which such security interests relate and the incurrence of the respective purchase money indebtedness which such security interests secure, secure only the respective purchase money indebtedness so incurred by Company to enable Company to so purchase or acquire such property or assets, and no other Debt, and encumber only the respective property or assets so purchased or acquired, and no other property or assets of Company;

(v)                              liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

(vi)                          liens set forth on attached Schedule 7(d); and

(vii)                    security interests in Mortgage Loans and property and rights related to such Mortgage Loans, with respect to which advances have been made under the warehouse or repurchase facility Debt described in Section 7(e)(iv) of this Agreement, but in no event shall such security interests cover any of the Collateral.

(e)                               Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except for (i) the Liabilities, (ii) Subordinated Debt, (iii) existing indebtedness to the extent set forth on attached Schedule 7(e) attached hereto, (iv) additional warehouse or repurchase facility Debt incurred subsequent to the date hereof so long as no Event of Default exists or would result from incurring such Debt, (v) unsecured trade indebtedness incurred and paid in the ordinary course of business, (vi) indebtedness secured by Permitted Encumbrances, (vii) purchase money indebtedness and lease obligations (whether in respect of capitalized leases, operating leases or otherwise), not otherwise disclosed in said Schedule 7(e), not to exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00), in the aggregate, at any time, and (viii) indebtedness to Parent.

(f)                                Make loans, advances or extensions of credit to any Person, except (i) Mortgage Loans in the ordinary course of business, (ii) other loans, advances and extensions of credit in the ordinary course of business (other than to Parent) in an unpaid principal amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00), in the aggregate, at any time, and (iii) loans, advances and extensions of credit to Parent.

(g)         Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

(h)                            Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

(i)           (i) Sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except, so long as no Event of Default exists, for (A) the sale of Pledged Mortgage Loan inventory to investors approved by Bank in accordance with

Take-Out Commitments, in the ordinary course of business consistent with past practice and subject to payment of the release prices required by Bank, and (B) the sale of other Mortgage Loan inventory not constituting a part of the Collateral to investors in the ordinary course of business consistent with past practice; (ii) change its name, consolidate with or merge into any other Person, permit any other Person to merge into it; (iii) acquire all or substantially all the properties or assets of any other Person; (iv) enter into any reorganization or recapitalization, or reclassify its capital stock; or (v) enter into any sale-leaseback transaction.

(j)                                  Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for (i) certificates of deposit with maturities of one year or less with United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000.00, and (ii) direct obligations of the United States Government maturing within one (1) year from the date of acquisition thereof.

(k)                            Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) which may result in a liability of Company to the PBGC which, in the opinion of Bank, will have a Material Adverse Effect.

(l)                                Furnish Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

(m)                        Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favor of Company, to the purchase or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

(n)                            Incur or make Capital Expenditures in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00) during any fiscal year of Company.

(o)                            Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Company as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

(p)                              Create or acquire any Subsidiary, other than the Subsidiaries described in Section 5(i) hereof.

(q)                              Amend or modify any document evidencing any Subordinated Debt or make any payment with respect to any Subordinated Debt except as permitted pursuant to the applicable Subordination Agreement related to such Subordinated Debt.

8.            An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a)                               Company shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Company to Bank, when due, under any of the Liabilities, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s);

(b)                              any representation, warranty, certification or statement made or deemed to have been made by Company herein, or by any Person(s) (including, without limit, Company) in any certificate, financial statement or other document or agreement delivered by or on behalf of Company in connection with the Liabilities or any of the Loan Documents, shall prove to be untrue in any material respect;

(c)                               Company shall fail to observe or perform any condition, covenant or agreement of Company set forth herein;

(d)                             Company shall fail to observe or perform any condition, covenant or agreement of Company set forth in any other Loan Document (other than as provided in subparagraphs (a) and (c) above), and such default shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto;

(e)                               default in the observance or performance of any of the conditions, covenants or agreements of Company or any other Person set forth in any Loan Document;

(f)                                default in the payment of any obligation of any Guarantor to Bank;

(g)         default in the payment of any other obligation of Company or any Guarantor for borrowed money, other than to Bank, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any such obligation sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(h)                            any judgment for the payment of money shall be rendered against Company or any Guarantor and such judgment shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(i)                                if there shall be any change, for any reason whatsoever, in the management, ownership or control of Company which, in the sole discretion of Bank, could result in a Material Adverse Effect;

(j)          the revocation, termination or attempted revocation or termination of any Guaranty or Subordination Agreement, or the death of any Guarantor;

(k)                            the occurrence of any “reportable event”, as defined in ERISA, which (i) is determined to constitute grounds for (A) termination by the PBGC of any pension plan of Company or any Guarantor or (B) the appointment by the appropriate United States District Court of a trustee to administer such plan and (ii) is reasonably likely to result in a Material Adverse Effect, and (iii) such reportable event is not corrected and such determination is not revoked within thirty (30) days after (A) notice thereof has been given to the plan administrator or Company; or (B) the institution of proceedings by the PBGC to terminate any such pension plan or to appoint a trustee to administer such plan; or (C) the appointment of a trustee by the appropriate United States District Court to administer any such pension plan;

(l)                                If a creditors’ committee shall have been appointed for the business of Company or any Guarantor; or if Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or a Guarantor, as applicable) and such receiver, trustee or custodian so appointed shall not have been discharged within forty-five (45) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within forty-five (45) days from its entry, approving any petition for reorganization of Company or any Guarantor;

(m)                        whenever Bank deems itself insecure, believing that the prospect of payment or performance of the Line Note or any of the Liabilities is impaired or shall fear deterioration, removal or waste of any of the Collateral; or

(n)                              upon the occurrence or existence of any “Default” or “Event of Default”, as the case may be, set forth in any other Loan Document.

9.            Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may give notice to Company declaring all outstanding Liabilities to be due and payable, whereupon all such Liabilities then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favor of Company shall immediately terminate.  Upon the occurrence and at any time during the continuance or existence of any Event of Default under Section 8(l) of this Agreement, then the Liabilities and all indebtedness then outstanding thereunder shall automatically become immediately due and payable without any notice by Bank to Company and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favor of Company shall immediately terminate.  Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Michigan Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Liabilities, whether due or not, in any manner or order Bank elects.  In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether by agreement, by law, or otherwise. In addition, upon the occurrence of an Event of Default, Bank may, with respect to MERS Loans, direct MERS, pursuant to the Electronic Tracking Agreement, to remove the Company from the “Servicer” category on the MERS System and insert in place thereof, the Bank or its designee, or direct MERS to take such other action with respect to the MERS Loans as the Bank deems advisable.

10.         Company hereby acknowledges and agrees that in the event that any of the Liabilities shall at any time be on a demand basis, Company’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all of such Liabilities which may be on a demand basis at any such time, in Bank’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Liabilities.

11.         No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Company hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy.

12.         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

13.         The Company hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Oakland or Wayne County, Michigan in any action or proceeding arising out of or relating to this Agreement and any related documents, and the Company and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court.  The Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to the Company at the address specified on the first page hereof or by certified mail directed to such address or such other address as may be designated by Company in a notice to the Bank sent by certified mail.  Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against the Company or any of its property in the courts of any other jurisdiction.  The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

14.         All covenants, agreements, representations and warranties by or on behalf of Company made in connection with this Agreement and any other Loan Documents shall survive the borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank.  All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Company pursuant hereto shall constitute representations and warranties by Company.

15.         Company agrees to pay and reimburse Bank, upon demand, for all costs and expenses (including, without limitation, reasonable attorneys’ fees, whether in-house or outside counsel) incurred by Bank in connection with (a) shipment of Mortgage Loans to investors or others for purchase, and (b) any default or events of default under or in respect of any of the Liabilities or in collecting or in attempting to collect any of the Liabilities, in perfecting, maintaining or defending any of the Bank’s liens or security interests (or the priority thereof), if any, in any collateral securing any part of any of the Liabilities, or otherwise in enforcing any of Bank’s rights or remedies under any of the Loan Documents or otherwise in respect of any of the Liabilities.

16.         This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Company shall not assign or transfer any of its rights or obligations hereunder or otherwise in respect of any of the Liabilities without the prior written consent of Bank.

17.         (a)          Unless otherwise provided in this Agreement (and except as provided in clause (b) below), all notices and other communications by any party to the other party(ies) relating to this Agreement shall be in writing and shall be given by personal delivery, by United States mail, postage prepaid, by reputable overnight courier or by facsimile, and addressed or delivered to the respective party(ies) at the addresses stated below, or to such other addresses as such party(ies) may from time to time specify to the other(s) in writing.  Requests for information made to Company by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.

Company Address:

RMC Mortgage Corporation

c/o The Ryland Group, Inc.

3011 Townsgate Road, Suite 200

Westlake Village, California 91361

Attention: Kimberly G. Nelson

Facsimile No.: (805) 367-3802

Email:  knelson@ryland.com

Bank Address:

Comerica Bank

2000 Avenue of the Stars

Suite 210, MC 4699

Los Angeles, CA 90067

Attention: Art Shafer

Facsimile No.: (310) 552-6012

Email: ahshafer@comerica.com

(b)          Notices and other communications provided to the Bank under this Agreement or any other Loan Document may be delivered or furnished by Electronic Transmission pursuant to procedures approved by the Bank. The Bank or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Transmission (including email and any E-System) pursuant to procedures approved by it.  Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the intended recipients receipt of such notice or other communication, and (ii) notices and other communications posted to any E-System shall be deemed received upon the receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or other communication is available and identifying the website address therefore. The notice and other communications described in this paragraph may include requests from Authorized Agents described in Sections 2(b) and 2(c) hereof. Immediately upon receipt from time to time of such Electronic Transmissions, Bank is authorized to lend and take other actions under this Agreement and the other Loan Documents in reliance thereon.

(d)          Bank is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with this Agreement or any other Loan Document and the transactions contemplated therein.

(e)          All uses of an E-System shall be governed by and subject to, in addition to the other terms and conditions set forth herein, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Bank in connection with the use of such E-System.

(f)           Company hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. Neither Bank nor any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No warranty of any kind is made by Bank or any of its Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  Bank and Company agree that Bank has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

(h)          Company hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from and against any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of the use of telephone or Electronic Transmissions or E-Systems under or in connection with this Agreement or any of the other Loan Documents; provided, however, that the foregoing indemnification shall not be applicable to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank. The provisions of this paragraph shall survive repayment of the Liabilities and satisfaction of all obligations of Company to Bank and termination of this Agreement.

18.         COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LIABILITIES.

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If the foregoing is acceptable to Company, please indicate such with the authorized signatures of Company as provided below.

Very truly yours,

COMERICA BANK

		By:	/s/ Amy Satsky

		Its:	Vice President

ACCEPTED AND AGREED:

RMC MORTGAGE CORPORATION,
a California corporation

By:	/s/ Kimberly G. Nelson

Its:	Treasurer

Dated: April 24, 2014

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (“Certificate”) is furnished pursuant to Section 6(a)(iii) of the letter/loan agreement dated April 24, 2014, between the undersigned (“Company”) and Comerica Bank (“Bank”) (as it may be amended from time to time, the “Agreement”). The undersigned hereby certifies to Bank that, as of                                                       , 201       (the “Computation Date”):

1.         The Tangible Net Worth, which is required to be not less than $10,000,000, was                                      as computed in the supporting documents attached hereto as Schedule 1.

2.            The Debt-to-Tangible Net Worth Ratio, which is required to be not more than 12:1 at all times, was                    as computed in the supporting documents attached hereto as Schedule 2.

3.         The Liquidity, which is required to be not less than $5,000,000, was                            as computed in the supporting documents attached hereto as Schedule 3.

4.            The Net Income for the preceding twelve (12) month period, which is required to be not less than $1.00, was                            as computed in the supporting documents attached hereto as Schedule 4.

5.            The cash pledged to Bank constituting a part of the Cash and Cash Equivalents Collateral, maintained in a cash collateral account at Bank separate from the Advance Account, Cash Collateral Account and Operating Account, over which cash collateral account Company shall have no access or control, which cash is required to be not less than one percent (1%) of the Maximum Line Amount, was                            as computed in the supporting documents attached hereto as Schedule 5.

The undersigned hereby certifies that:

A.           All of the information set forth in this Certificate (and in any Schedule attached hereto) is true and correct.

B.           As of the Computation Date, the Company has observed and performed all of its covenants and other agreements contained in the Agreement and in any other Loan Documents to be observed, performed and satisfied by them.

C.           I have reviewed the Agreement and this Certificate is based on an examination sufficient to assure that this Certificate is accurate.

D.           Except as stated in Schedule 6 attached hereto (which shall describe any existing Event of Default or Default, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company), no Event of Default or Default has occurred and is continuing as of the date of this Certificate.

Capitalized terms used in this Certificate and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, Company has caused this Certificate to be executed and delivered by its duly authorized officer this            day of                 , 201        .

RMC Mortgage Corporation, a California corporation

By:

Its:

2

SCHEDULE 7(d)

PERMITTED LIENS

1.            Security interests in Mortgage Loans and related property and rights pledged, and with respect to which advances have been made, under the warehouse lines of credit described in Section 7(e) hereof, but in no event shall such security interests cover any of the Collateral.

SCHEDULE 7(e)

PERMITTED DEBT

1.            Chase warehouse line or repurchase facility in the amount of up to $100,000,000